Exhibit 5.2

ROBINS, KAPLAN, MILLER & CIRESI L.L.P.

Attorneys At Law

2800 LaSalle Plaza

800 LaSalle Avenue

Minneapolis, MN 55402-2015

TEL: 612-349-8500 FAX: 612-339-4181

www.rkmc.com

October 28, 2008

Best Buy Co., Inc.

7601 Penn Avenue South

Richfield, Minnesota 55423

Ladies and Gentlemen:

We have acted as Minnesota counsel to Best Buy Co., Inc., a Minnesota corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $500,000,000 aggregate principal amount of 6.75% Notes due 2013 (the “Exchange Notes”).  The Exchange Notes will be issued under an indenture (the “Original Indenture”) dated as of June 24, 2008, between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the first supplemental indenture thereto dated as of June 24, 2008, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”).  The Exchange Notes will be offered by the Company in exchange for up to $500,000,000 aggregate principal amount of its outstanding 6.75% Notes due 2013.

We have examined the Registration Statement, and the Original Indenture and the Supplemental Indenture, which have been filed with the Commission as exhibits to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In such examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified or photostatic copies, (iv) the legal capacity and competency of natural persons, (v) the due authorization, execution and delivery of the Indenture by all parties thereto other than the Company and (vi) that the Indenture constitutes the valid, binding and enforceable obligation of all parties thereto other than the Company.

As to questions of fact relating to the opinion expressed below, we have relied upon the representations and warranties contained in and made pursuant to the Indenture and upon the certificates of officers of the Company or of public officials.  While we have no reason to believe that any of the factual information upon which we have relied in expressing the opinion set forth herein is inaccurate or incomplete, we have not independently verified the accuracy or completeness of such factual information.  Without limiting the generality of the foregoing, we have not made any independent investigation to identify judgments, orders, rules or regulations of any Minnesota state governmental or regulatory authority or court relating to or affecting the Company.

We are admitted to practice in the State of Minnesota, and we express no opinion as to the laws of any jurisdiction other than the State of Minnesota and the federal laws of the United States of America.

Based on the foregoing, we are of the opinion that the Exchange Notes have been duly authorized by the Company.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ ROBINS, KAPLAN, MILLER & CIRESI L.L.P.